Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

We have issued our report dated May 23, 2018 with respect to the financial statements of SITA Laboratories, Inc. d/b/a Callcap which are included in this Current Report on Form 8-K/A of Marchex, Inc.  We consent to the incorporation by reference of said report in the Registration Statements of Marchex, Inc. on Forms S-8 (File Nos. 333-223898, 333-216935, 333-210367, 333-202868, 333-194509, 333-194508, 333-187469, 333-116867, 333-123753, 333-132957, 333-141797, 333-149790, 333-158394, 333-165536, 333-172967, 333-180212, and 333-181327).

/s/ GRANT THORNTON LLP

Kansas City, Missouri

February 5, 2019